FOR IMMEDIATE RELEASE

Company Contacts:	Dennis W. Genge
Chief Financial Officer
Novavax, Inc.
301-854-3900

Investor Relations Communications Contacts:	Alison Ziegler — General
Julie Tu — Investors
FRB | Weber Shandwick Worldwide
212-445-8300

NOVAVAX, INC. ANNOUNCES 2003 SECOND QUARTER RESULTS

COLUMBIA, MD, AUGUST 12, 2003 – NOVAVAX, INC. (NASDAQ: NVAX) today announced financial results for the second quarter ended June 30, 2003.

Total revenues for the second quarter of 2003 were $2.3 million compared to second quarter 2002 revenues of $4.5 million. Revenues for the second quarter included $2.0 million of product sales compared to $4.2 million of product sales in the prior year period. Product sales were negatively impacted by a significant decrease in revenues for our prenatal vitamin and AVC product lines. The decline in prenatal vitamin revenues year-over-year was due to a combination of factors: primarily, the effects of competitive pressure from generics; and, secondarily, an aggressive sales promotion in 2002 and a higher than average volume of expired product returns this year as a result thereof. The AVC product line decline was also the result of sales promotions in 2002 and overall lower than expected sales orders. Revenue from research and development contracts with the National Institutes of Health (NIH) and other government agencies increased slightly to $253,000 in the quarter from $109,000 in the second quarter of 2002.

For the six months ended June 30, 2003, total revenues were $3.5 million compared to total revenues of $10.2 million for the prior year period, a decline of $6.7 million. Product sales were $2.9 million in the period, a decline of $6.1 million due to the same reasons stated above for the three-month period. Revenues year-to-date also included $457,000 from research and development contracts and $150,000 in milestone and licensing fees.

Operating expenses for the three months ended June 30, 2003 were $6.5 million, a decrease of $2.5 million from $9.0 million in 2002. Selling and marketing costs were $1.9 million compared to $3.5 million incurred for the same period in 2002, a decrease of 46%. The $1.6 million year-over-year decline resulted from a scaling back of the sales force to 2001 levels, as well as the deferral of certain marketing programs related to the delayed launch of ESTRASORB™, our proprietary topical emulsion for estrogen replacement therapy. General and administrative expenses in the quarter were $1.8 million compared to $2.2 million for the second quarter of 2002, a decrease of 18%. This decline resulted from reductions in general and administrative headcount in the second half of 2002. Research and development expenses were $2.8 million in the second quarter of 2003 compared to $3.2 million in the prior year period. This decrease was due to reductions in clinical trial expenses for ESTRASORB and ANDROSORB™ when compared to the prior year period.

Operating expenses for the first six months ended June 30, 2003 were $12.9 million, a decrease of $6.3 million from $19.2 million in 2002. Selling and marketing expenses were $4.1 million compared to $7.9 million for the prior year period, a decrease of 48%. General and administrative expenses in the period were $3.7 million versus $5.0 million for the comparable period of 2002, a decrease of 26%. Research and development expenses were $5.2 million compared to $6.1 million in the prior year period.

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NOVAVAX, INC. ANNOUNCES 2003 SECOND QUARTER RESULTS

The net loss for the second quarter of 2003 was $5.0 million, or $0.17 per share, compared to a net loss of $5.8 million, or $0.24 per share, for the second quarter of 2002. The decrease in the net loss was primarily related to the reduction in operating expenses offset by the decline in revenue. Average shares outstanding for the quarter was 30.0 million compared to 24.6 million in 2002, primarily due to the February 2003 private placement of 4.75 million shares. The net loss for the first six months of 2003 was $10.8 million, or $0.38 per share, compared to a net loss of $11.5 million, or $0.48 per share, for the prior year period.

Mitchell J. Kelly, President and Chief Executive Officer of Novavax through the second quarter, stated, “While our product sales more than doubled from the low levels we saw in the first quarter of 2003, as expected, generic competition and last year’s aggressive sales promotions continued to have a negative impact in the quarter. We continue to believe, however, that we will see an acceleration of our product sales in the second half of the year, driven by a recovery in AVC Cream to prior year levels and new product introductions in our prenatal vitamin line. Having introduced our two proprietary prenatal vitamin lines, NovaStart and NovaNatal, to our sales force, we are preparing for both pharmacy and OB/GYN promotions later this month. In the meantime we continue to reign in costs where appropriate, as witnessed by the continued quarter-over-quarter reductions in general and administrative expenses, and selling and marketing costs.”

Mr. Kelly added, “We remain on track for an anticipated launch date for ESTRASORB in the first quarter of 2004, subject to FDA approval. As we announced in June, our revised PDUFA deadline for FDA action on ESTRASORB is October 10, 2003, which incorporates the extension requested by the FDA to review our Estradiol Partner Transfer Study Report. We are hopeful for a prompt and favorable decision on the approvability of ESTRASORB. As we prepare for launch, we have made further progress preparing our manufacturing operation and we expect that any and all necessary approvals in this area will be achieved on a timeline consistent with out anticipated ESTRASORB launch date.”

“Beyond ESTRASORB, we have made progress in several other product areas during the quarter. Utilizing our Novasome® adjuvant technology, we reported that recent findings suggest that our functional influenza virus-like particles (FVLPs) warrant additional study to determine their usefulness in preventing influenza. As a result we hope to initiate a protection study of the vaccine in animals using these VLPs later this year. We are extremely proud of the progress being made in our Vaccine Technologies Division and look forward to keeping you updated on these and other promising products under development. Another area of focus for our targeted R&D program in 2003 is ANDROSORB, our topical testosterone emulsion for women. We recently requested a meeting with the FDA to discuss next steps in our clinical program and hope to enter the next phase of development by the end of the year. The experience we gained with ESTRASORB is expected to be very beneficial as we develop additional hormone products using this platform delivery method.”

“I also want to say how excited we are to have Nelson Sims on board as our new President and CEO. Nelson brings 30 years of experience to the Company, and his strong background in new product planning and launch, marketing and sales, and business development at Eli Lilly are particularly well suited to the role he will play at Novavax. With new leadership and exciting opportunities in both the hormone replacement and vaccine areas, we have much to accomplish and much to look forward to. The entire management team of Novavax is not only committed, but excited and optimistic about the opportunities that lie ahead,” concluded Mr. Kelly.

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NOVAVAX, INC. ANNOUNCES 2003 SECOND QUARTER RESULTS

Nelson Sims added, “I am extremely pleased to join Novavax as I strongly believe there is great opportunity to create value at the Company. With proprietary drug delivery technologies, a talented research staff, a national sales force, dedicated employees and strong strategic partnerships, I look forward to building on the foundation that the management team has put in place.”

Novavax will hold a conference call at 10:00 AM EDT Wednesday, August 13, 2003 to discuss its financial results and continuing business plans. Interested parties are invited to listen to the call live over the Internet at www.novavax.com, www.companyboardroom.com or by dialing 800-218-0713. International participants should call (303) 262-2050. For interested individuals unable to join the call, a replay will be available until August 20, 2003, by dialing 800-405-2236 or (303) 590-3000, passcode 547489.

About Novavax
Novavax, Inc. is a specialty pharmaceutical company engaged in the research, development and commercialization of proprietary products focused on women’s health and infectious diseases. Novavax sells, markets, and distributes a line of prescription pharmaceuticals through its specialty sales force calling on obstetricians and gynecologists throughout the United States. Products include Nestabs®, a line of prescription prenatal vitamins, Gynodiol™ (estradiol tablets, USP), an oral form of estrogen replacement therapy, AVC™ Cream (sulfanilamide vaginal cream) for vaginal bacterial infections and Analpram HC®, a prescription corticosteroid and antipruritic product for hemorrhoids. Novavax’s micellar nanoparticle technology involves the use of patented oil and water emulsions that it believes can be used as vehicles for the topical delivery of a wide variety of drugs and other therapeutic products, including hormones. Novavax has several product candidates utilizing this technology awaiting marketing approval, in human clinical trials or in pre-clinical development, including ESTRASORB™, a topical emulsion for estrogen replacement therapy, and ANDROSORB™, a topical testosterone emulsion that has completed two Phase I clinical trials. Novavax has other drug delivery technologies, such as its Novasome® and Sterisome® technologies, that are being utilized to develop other products. Novasomes are used as adjuvants to enhance vaccine effectiveness. Sterisomes are being used for, among other things, subcutaneous injections that can deliver long-acting drug effects. In addition, Novavax conducts research and development on preventative and therapeutic vaccines and proteins for a variety of infectious diseases, including smallpox, HIV, SARS, West Nile, papilloma, influenza and hepatitis viruses; and therapeutic immunotherapies for prevention of stroke.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s SEC report on Form 10K for the year ended December 31, 2002 and Form 10Q for the quarter ended March 31, 2003, incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Forms 10K and 10Q. Copies of these filings may be obtained by contacting Novavax at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.

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NOVAVAX, INC. ANNOUNCES 2003 SECOND QUARTER RESULTS

NOVAVAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share data)

	Three months ended		Six months ended
	June 30,		June 30,
		2002		2002
	2003	(Restated)	2003	(Restated)

	(Unaudited)		(Unaudited)

Revenues
Product sales	$1,959	$4,218	$2,862	$8,994
Contract research and development	253	109	457	233
Milestone and licensing fees	63	137	150	950

Total revenues	2,275	4,464	3,469	10,177

Operating costs and expenses:
Cost of sales	388	1,008	622	2,065
Research and development	2,792	3,205	5,157	6,147
Selling and marketing	1,917	3,549	4,073	7,925
General and administrative	1,810	2,217	3,650	5,030

Total operating expenses	6,907	9,979	13,502	21,167

Loss from operations	(4,632)	(5,515)	(10,033)	(10,990)

Interest expense, net	(396)	(263)	(797)	(510)

Net loss	$(5,028)	$(5,778)	$(10,830)	$(11,500)

Basic and diluted loss per share	$(0.17)	$(0.24)	$(0.38)	$(0.48)

Basic and diluted weighted average number of common shares outstanding	29,988,875	24,563,612	28,489,651	24,209,198

Selected Balance Sheet Data
	June 30, 2003	December 31, 2002

	(Unaudited)
Cash and cash equivalents	$9,625	$3,005
Total current assets	12,837	6,242
Working capital	8,646	378
Total assets	63,908	57,505
Convertible notes	40,000	40,000
Total stockholders’ equity	16,122	8,073

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